As filed with the Securities and Exchange Commission on June 24, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	95-2557091
(State of Incorporation)	(IRS Employer Identification No.)

13737 Noel Road

Dallas, Texas 75240

(469) 893-2200

(Address and telephone number of Registrant’s principal executive offices)

TENET HEALTHCARE 2008 STOCK INCENTIVE PLAN

(Full title of the plan)

Kristina A. Mack

Senior Counsel

Tenet Healthcare Corporation

13737 Noel Road

Dallas, Texas 75240

(469) 893-2200

(Name, address and telephone number of agent for service)

Copies to:

Steven B. Stokdyk

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071-1560

(213) 485-1234

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 under the Securities Exchange Act of 1934).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.05 per share	35,000,000 Shares	$5.36	$187,600,000	$7,373

(1)	Pursuant to Rule 416, there also are registered hereunder such additional indeterminate number of shares as may be issued as a result of the adjustment provisions of the Registrant’s 2008 Stock Incentive Plan.
(2)	Pursuant to Rule 457(h), these prices are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low sales prices of the Registrant’s Common Stock on the New York Stock Exchange on June 23, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Item 2.	Registrant Information and Employee Plan Annual Information.

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Tenet Healthcare Corporation (the “Company” or “Registrant”) with respect to the Company’s 2008 Stock Incentive Plan (as the same may be amended, restated, modified, supplemented, renewed or replaced from time to time, the “Plan”), referred to on the cover of this Registration Statement. A copy of the Plan is attached as Exhibit 4.1 to this Registration Statement.

The document(s) containing the information required in Part I of this Registration Statement will be sent or given to each of the employees or directors of the Company and its subsidiaries who is eligible to participate in the Plan, as specified by Rule 428(b) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Such document(s) are not being filed with the Commission but constitute (together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section
10(a) of the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated by reference into this Registration Statement as of their respective dates:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on February 26, 2008;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 6, 2008;

3.	The Company’s Current Report on Form 8-K filed with the Commission on March 10, 2008; and

4.	The description of the Company’s common stock (the “Common Stock”) contained in the Company’s Registration Statement on Form S-3, Registration No. 33-45689, filed with the Commission on February 14, 1992, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Under no circumstances will any information filed under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless the related Current Report on Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Caitlin M. Larsen, Vice President and Assistant General Counsel of the Company, has delivered an opinion to the effect that the shares of Common Stock covered by this Registration Statement will be legally issued, fully paid and non-assessable.

As of June 23, 2008, Ms. Larsen did not beneficially own any shares of Common Stock, however, she held options to purchase 31,176 shares of Common Stock and held 23,129 restricted stock units, which represent the right to receive an equal number of shares of Common Stock in the future. Ms. Larsen is eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes Annotated (the “Nevada RSA”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada RSA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada RSA further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

Section 78.751 of the Nevada RSA provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751 of the Nevada RSA further provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 of the Nevada RSA empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 78.7502.

The Company’s Amended and Restated Articles of Incorporation (the “Articles”) provide that no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada RSA. The Articles further provide that if the Nevada RSA is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent authorized by the Nevada RSA, as so amended.

The Company’s Restated Bylaws (the “Bylaws”) provide that the Company shall have the power to indemnify and hold harmless any current or former director, officer, agent or employee of the Company to the fullest extent authorized or permitted by Nevada law. Consistent with the power conferred to corporations under Section 78.751 of the Nevada RSA, the Bylaws further provide that Company shall have the power to pay the expenses of officers, directors, agents or employees incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of an action, suit or proceeding upon the receipt of an undertaking by or on behalf of the person seeking indemnification to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

The Company also maintains indemnification agreements with its directors, indemnifying them against certain liabilities incurred by them in the performance of their duties, including liabilities under the Act. In addition, the Company has directors’ and officers’ liability insurance policies.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of the exhibits included as part of this Registration Statement is set forth on the Exhibit Index and is hereby incorporated by reference thereto.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on June 24, 2008.

TENET HEALTHCARE CORPORATION
(Registrant)

By:	/S/ DANIEL J. CANCELMI
Daniel J. Cancelmi
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in their respective capacities with Tenet Healthcare Corporation and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Trevor Fetter and Biggs C. Porter, acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Date: June 24, 2008	By:	/S/ TREVOR FETTER
Trevor Fetter
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: June 24, 2008	By:	/S/ BIGGS C. PORTER
Biggs C. Porter
Chief Financial Officer
(Principal Financial Officer)

Date: June 24, 2008	By:	/S/ DANIEL J. CANCELMI
Daniel J. Cancelmi
Vice President and Controller
(Principal Accounting Officer)

Date: June 24, 2008	By:	/S/ JOHN ELLIS BUSH
John Ellis Bush
Director

Date: June 24, 2008	By:	/S/ BRENDA J. GAINES
Brenda J. Gaines
Director

Date: June 24, 2008	By:	/S/ KAREN M. GARRISON
Karen M. Garrison
Director

Date: June 24, 2008	By:	/S/ EDWARD A. KANGAS
Edward A. Kangas
Director

Date: June 24, 2008	By:	/S/ J. ROBERT KERREY
J. Robert Kerrey
Director

Date: June 24, 2008	By:	/S/ FLOYD D. LOOP
Floyd D. Loop, M.D.
Director

Date: June 24, 2008	By:	/S/ RICHARD R. PETTINGILL
Richard R. Pettingill
Director

Date: June 24, 2008	By:	/S/ JAMES A. UNRUH
James A. Unruh
Director

Date: June 24, 2008	By:	/S/ J. MCDONALD WILLIAMS
J. McDonald Williams
Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Tenet Healthcare 2008 Stock Incentive Plan

5.1	Opinion of Caitlin M. Larsen

23.1	Consent of Caitlin M. Larsen (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature page hereto)